Exhibit 99.1

NEWS RELEASE

FOR 3:00 P.M. CT RELEASE
January 25, 2006

Contact:
Sam Reinkensmeyer	Shawn Brumbaugh/Marian Briggs
Chief Financial Officer	Padilla Speer Beardsley Inc.
CNS, Inc.	(612) 455-1700
(952) 229-1500	sbrumbaugh@psbpr.com
sreinkensmeyer@cns.com	mbriggs@psbpr.com
Nasdaq Symbol: CNXS

CNS, Inc. Reports Fiscal 2006 Third Quarter Results

•	Third quarter net sales of $30.9 million rose 8 percent driven by strong Breathe Right® international and FiberChoice® growth
•	Third quarter operating income of $5.9 million grew 10 percent, excluding a prior year benefit related to a refund of European import duties
•	Company continues to estimate $1.05 to $1.12 fully diluted earnings per share for full year fiscal 2006

        MINNEAPOLIS, January 25 — CNS, Inc. (Nasdaq: CNXS), the Breathe Right® company, today announced results for its fiscal 2006 third quarter ended December 31, 2005.

        Net sales for the quarter were $30.9 million, up 8 percent from $28.7 million in the prior year period. Net income for the quarter ended December 31, 2005, totaled $4.0 million, or $0.26 per fully diluted share. Net income for the prior year quarter was $4.4 million, or $0.30 per fully diluted share, which included the benefit related to a duty refund of $0.05 per fully diluted share.

        For the first nine months of fiscal 2006, CNS reported net sales of $80.5 million, up 23 percent compared to $65.3 million in the same period last year. Net income for the first nine months of fiscal 2006 was $12.5 million, or $0.83 per share, compared to $9.6 million, or $0.65 per fully diluted share for the first nine months of fiscal 2005. Excluding the non-recurring European import duty refund, fully diluted earnings per share for the first nine months of fiscal 2006 grew 37 percent compared to the prior year.

        “Overall, revenue growth in the third quarter moderated as anticipated, compared to last year’s high sales volumes that resulted from the successful relaunch of domestic Breathe Right clear strips,” said Marti Morfitt, CNS’ president and CEO. “During the third quarter, we saw continued strong revenue growth in our Breathe Right international and FiberChoice product lines. Our domestic Breathe Right sales were slightly below expectations as our promotions were not as effective as planned. However, we expect domestic Breathe Right revenues to return to growth in the fourth quarter.

CNS, Inc. Reports Fiscal 2006 Third Quarter Results

        CNS continues to focus on a number of key initiatives to grow the Breathe Right and FiberChoice brands including:

•	Growing nasal strip sales with tested, proven marketing tactics, including an effective “How it Works” advertising demonstration to attract new nasal strip users;
•	Increasing FiberChoice sales with the expansion of advertising and the introduction of two new FiberChoice products which will begin shipping in February 2006 — FiberChoice with CalciumTM and FiberChoice Weight ManagementTM;
•	Conducting market testing designed to create a robust pipeline of growth tactics for Breathe Right nasal strips, both domestically and internationally; and
•	Building a pipeline of potential new products for both the Breathe Right and FiberChoice brands.

        On January 5, 2006, CNS announced the purchase, from Onesta Nutrition, Inc., of a portfolio of domestic and international patents and patents pending related to the FiberChoice® brand for approximately $8 million. The purchase, which was completed January 4, 2006, reflects CNS’ commitment to further develop and grow this important brand within the company’s portfolio. The purchase was funded by CNS’ existing cash balances, and is expected to be earnings neutral in the fiscal year ending March 31, 2007.

        The gross profit rate for the fiscal 2006 third quarter was 69.6 percent, down 5.7 percentage points compared to the prior year period’s gross profit rate of 75.3 percent, which included the benefit of the European import duty refund. Advertising and promotion expense for the 2006 third quarter of $11.4 million rose 6 percent compared to $10.7 million in the year earlier period, primarily due to increased advertising for FiberChoice in the U.S. and Breathe Right in several international markets.

        CNS generated $9.6 million in cash from operations through the third quarter of fiscal 2006 and ended the period with $59.7 million in cash and marketable securities. During the first nine months of fiscal 2006, CNS repurchased 435,105 shares of its common stock for $9.2 million.

        Yesterday, the company announced a quarterly dividend of $0.06 per share, payable on March 3, 2006 to shareholders of record as of February 17, 2006.

Third Quarter Product Results
        Domestic Breathe Right sales in the 2006 third quarter were $21.5 million, down 1 percent compared to strong prior year period sales of $21.8 million which benefited from the clear nasal strip relaunch, including the “How it Works” component of our advertising message. For the first nine months of fiscal 2006, Breathe Right domestic revenues increased 12 percent to $54.7 million.

CNS, Inc. Reports Fiscal 2006 Third Quarter Results

        International sales of Breathe Right products in the fiscal 2006 third quarter rose 35 percent to $5.3 million, up from international sales in the prior year period of $3.9 million. Sales growth resulted from continued strong shipments to Canada, as well as normal shipments to Japan. In the first eight months of fiscal 2005, no revenues were recorded in Japan due to high inventory levels in that market. For the first nine months of fiscal 2006, international sales of Breathe Right products grew 48 percent to $11.9 million.

        Sales of FiberChoice during the fiscal third quarter were $4.1 million, up 38 percent from the prior year period sales of $3.0 million. Sales growth resulted from continued increases in consumer demand for the expanded range of FiberChoice products. For the two FiberChoice items launched February 2005, the assorted fruit flavored tablet has exceeded expectations and is currently the fastest selling item in the FiberChoice product line, while the hard candy fiber drop has fallen short of our expectations. FiberChoice also continues to benefit from the expansion of advertising coverage to 100 percent of the United States. For the first nine months of fiscal 2006, FiberChoice revenues increased 69 percent to $13.8 million.

Outlook for Fiscal 2006 and Fiscal 2007
        For the year ending March 31, 2006, CNS has updated its estimate for record sales in the range of $109 million to $112 million, up 16 percent to 19 percent versus the 2005 fiscal year. Sales growth in the first three quarters of fiscal 2006 rose 23 percent as the company benefited from the launch of the two new FiberChoice products, strong consumer demand for domestic nasal strips and the resumption of a normal shipping pattern to Japan. CNS continues to anticipate record fully diluted earnings per share for fiscal 2006 to be in the range of $1.05 to $1.12. This estimated range represents 19 percent to 27 percent growth, excluding the $0.05 earnings per share benefit of the one-time duty refund recorded in the third quarter of fiscal 2005.

        For the fiscal year ending March 31, 2007, the company’s preliminary estimates for revenue growth are in line with its long-term planning guidelines of 10 percent to 15 percent, with earnings growth expected to be slightly higher than revenue growth. The company will provide further estimates for fiscal 2007 revenues and earnings with its earnings release for the fourth quarter of fiscal 2006 in May.

CNS, Inc. Reports Fiscal 2006 Third Quarter Results

Conference Call Webcast
        A conference call to review the third quarter results is scheduled today at 4 p.m. CT (5 p.m. ET). Interested participants may listen to the live conference call or replay over the Internet by logging onto CNS’ Web site at www.cns.com. A replay of the third quarter conference call may also be accessed by dialing toll-free 1-800-405-2236, conference call ID 11050570, between 6 p.m. CT on Wednesday, January 25, and 6 p.m. CT on Wednesday, February 1.

About CNS, Inc.
CNS, based in Minneapolis, designs and markets consumer health care products, including Breathe Right® nasal strips and FiberChoice® dietary fiber supplements. The company focuses on products that address important consumer needs within the aging well/self-care market, including better breathing and digestive health. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

Some of the statements contained in this news release contain forward-looking statements that are subject to certain business risks, including those risks described in the Company’s Annual Report on Form 10-K for the year ended March 31, 2005, as well as other filings with the Securities and Exchange Commission. The Company undertakes no duty or obligation to update any of the forward-looking statements after the date of this release.

CNS, Inc. Reports Fiscal 2006 Third Quarter Results

CNS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts) (unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,

	2005	2004	2005	2004

Net sales	$30,929	$28,737	$80,525	$65,310
Cost of goods sold	9,401	7,099	23,991	18,208

Gross profit	21,528	21,638	56,534	47,102

Operating expenses:
Advertising and promotion	11,403	10,721	25,070	21,520
Selling, general and administrative	4,203	4,506	12,969	11,605

Total operating expenses	15,606	15,227	38,039	33,125

Operating income	5,922	6,411	18,495	13,977
Investment income	330	256	964	670

Income before income taxes	6,252	6,667	19,459	14,647
Income tax expense	2,284	2,262	6,916	5,084

Net income	$3,968	$4,405	$12,543	$9,563

Diluted net income per share	$.26	$.30	$.83	$.65

Weighted average number of common and
potential common shares outstanding	15,023	14,740	15,057	14,648

CNS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands) (unaudited)

	December 31, 2005	March 31, 2005

Current assets:
Cash and marketable securities	$59,702	$60,750
Accounts receivable, net	17,181	15,030
Inventories	7,211	4,531
Other current assets	4,669	3,403

Total current assets	88,763	83,714
Long-term assets	3,259	3,501

Total assets	$92,022	$87,215

Current liabilities	18,332	16,064
Stockholders’ equity	73,690	71,151

Total liabilities and stockholders’ equity	$92,022	$87,215

CNS, Inc. Reports Fiscal 2006 Third Quarter Results

CNS, INC.
RECONCILIATION OF GAAP TO NON GAAP DISCLOSURES
(in thousands) (unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,

	2005	2004	2005	2004

Operating income, as reported	$5,922	$6,411	$18,495	$13,977

Proforma Adjustment (1)	—	1,050	—	1,050

Operating income, excluding favorable impact
of European import duty refund	$5,922	$5,361	$18,495	$12,927

(1)     The Company received a $1.1 million refund of previously paid European Community import duties on Breathe Right nasal strips relating to an import duty appeal. The Company recorded this non-recurring item as a reduction in cost of goods sold during the quarter ended December 31, 2004.